UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

CONATUS PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36003	20-3183915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16745 West Bernardo Drive, Suite 200 San Diego, CA	92127
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 376-2600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2017, the board of directors of Conatus Pharmaceuticals Inc. (the “Company”) appointed Steven J. Mento, Ph.D. as the Company’s acting Principal Financial Officer and appointed Michelle L. Vandertie as the Company’s acting Principal Accounting Officer, each to be effective on March 31, 2017 upon the effectiveness of the previously announced resignation of Charles J. Cashion, the Company’s Senior Vice President, Finance, Chief Financial Officer and Secretary. Dr. Mento will continue to serve as the Company’s President and Chief Executive Officer and be compensated pursuant to his existing employment agreement with the Company. Ms. Vandertie will continue to serve as the Company’s Vice President, Finance and be compensated pursuant to her existing employment agreement with the Company.

Ms. Vandertie, age 53, has served as the Company’s Vice President, Finance since March 2016. Ms. Vandertie served as the Company’s Controller from October 2007 through March 2016. From January 2007 through October 2007, Ms. Vandertie served as an accounting consultant for the Company. Ms. Vandertie has held several management level positions in both private and public companies and served as an auditor with Ernst & Young LLP from 1987 to 1990. Ms. Vandertie received her bachelor’s degree from the University of Northern Colorado.

The Company entered into an employment agreement (the “Employment Agreement”) with Ms. Vandertie, dated March 24, 2016, pursuant to which she currently receives an annual base salary of $245,623, which amount is subject to annual review by and at the sole discretion of the Company’s board of directors or its designee. Ms. Vandertie will also be eligible to earn an annual cash performance bonus equal to up to 30% of her then-current annual base salary. The annual cash performance bonus will be based on her and/or the Company’s attainment of financial or other operating criteria established by the Company’s board of directors or its designee, as determined by the Company’s board of directors or its designee.

Pursuant to the Employment Agreement, if the Company terminates Ms. Vandertie’s employment without cause (as defined in the Employment Agreement) or she resigns for good reason (as defined in the Employment Agreement), she will be entitled to the following payments and benefits: (1) her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled; (2) a lump sum cash payment in an amount equal to her monthly base salary as in effect immediately prior to the date of termination for the six-month period following the date of termination; and (3) continuation of health benefits for a period of six months following the date of termination.

The Employment Agreement provides that Ms. Vandertie’s stock awards will immediately vest and become exercisable: (1) in the event of a change in control (as defined in the Employment Agreement), the vesting of her stock awards will be automatically accelerated as to the number of stock awards that would vest over the 24-month period following the date of such change in control; and (2) in the event her employment is terminated by the Company other than for cause or by her for good reason, as to the number of stock awards that would have vested over the six-month period following termination had she remained continuously employed by the Company during such period.

The foregoing description the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

There are no family relationships between Ms. Vandertie and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated March 24, 2016, between Conatus Pharmaceuticals Inc. and Michelle L. Vandertie.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2017	CONATUS PHARMACEUTICALS INC.

	By:	/s/ Steven J. Mento, Ph.D.
	Name:	Steven J. Mento, Ph.D.
	Title:	President & Chief Executive Officer